Exhibit 99.1
Hanmi Financial Corp. Declares
$0.03 Quarterly Cash Dividend
LOS ANGELES — June 26, 2008 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that its Board of Directors has declared a common stock cash dividend of $0.03 per share payable on or about July 21, 2008 to shareholders of record on July 7, 2008.
“The Board’s decision to reduce the dividend from its previous level of $0.06 per share reflects our ongoing concern with asset quality in today’s challenging economic environment,” said Won R. Yoon, M.D., Chairman. “Prudence dictates that we act to conserve capital while simultaneously serving the best interests of our shareholders, to whom the cash dividend is clearly important.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 25 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and nine loan production offices in California, Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Forward-Looking Statements:
This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which we operate; demographic changes; competition for loans and deposits; fluctuations in interest rates; risks of natural disasters related to our real estate portfolio; risks associated with SBA loans; changes in governmental regulation; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; the ability of borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; the availability of capital to fund the expansion of our business; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Contact:
Stephanie Yoon
Investor Relations
213-427-5631